Exhibit 10.1
March 1, 2007
Mr. Garry K. Johnson
9767 Poplar Point Road
Athens, Alabama 35611
Re: Incentive Agreement
Dear Garry:
This letter agreement (“this Letter Agreement”) shall serve as a formal and binding commitment by Wolverine Tube, Inc. (“Company”) to offer you certain incentives as outlined herein (“Incentives”), over and above your annual salary and any bonus, in exchange for your commitment to remain employed with the Company in your current capacity as Senior Vice President, Sales. The Incentives the Company hereby extends to you are:
1. Change-in-Control Payment. The Company will pay you a lump sum payment of One Hundred Twenty-five Thousand and no/100 Dollars ($125,000.00) less applicable taxes and withholdings (“the Change-in-Control Payment”), payable upon your execution of this Agreement, in exchange for your agreement to delay any right to receive the benefits described in Section 1(b)(i) (“the Change-in-Control Benefits”) of the 2002 Change in Control, Severance and Non-Competition Agreement you entered into with the Company on July 12, 2002 (“the Change-in-Control Agreement”) until such right expires, as it relates to the change in control of the Company that occurred on February 16, 2007. If you terminate your employment at any time between the date of this Letter Agreement and the date your right to exercise the Change in Control Benefits expires and you seek the Change-in-Control Benefits; and/or otherwise exercise your rights under the Change-In-Control Agreement, including but not limited to resignation with Good Reason as defined in Section 1(a)(iii) therein, you will be obligated to immediately return the Change-in-Control Payment to the Company, together with six percent (6%) interest per annum.
2. Stay-on-Bonus. The Company will pay you a lump sum payment of Fifty Thousand and no/100 Dollars ($50,000.00) less applicable taxes and withholdings (“the Stay-on-Bonus”), payable upon your execution of this Agreement, in exchange for your agreement to remain as an employee with the Company for one year from the date of this Letter Agreement. If you terminate your employment with the Company within one year from the date of this Letter Agreement, you will be obligated to immediately return the Stay-on-Bonus to the Company.
3. Equity Incentive Grant. The Company will grant you Two Hundred and Twenty-five Thousand (225,000) Wolverine Tube, Inc. Stock Options (“the Equity Incentive Grant”), to be granted to you in accordance with a Non-Qualified Equity Incentive Plan to be approved by the Company’s Board of Directors and granted to you no later than April 30, 2007. The Equity Incentive Grant will vest ratably over a five-year period from the grant date.

We believe the aforementioned Incentives provide mutually beneficial assurances that you will continue to provide valuable services to the Company. Please sign where indicated below to acknowledge your agreement to the terms and conditions of this Letter Agreement.
We look forward to your continued employment and service as a key member of management.

/s/ Garry K. Johnson
Garry K. Johnson

Wolverine Tube, Inc.

By:	/s/ Harold M. Karp
Harold M. Karp

Its: President and Chief Operating Officer